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FOR IMMEDIATE RELEASE

ON2.COM INC. LISTS ON THE AMERICAN STOCK EXCHANGE

NEW YORK, JUNE 30, 1999 -- On2.com Inc. (ASE: ONT), a leading developer of broadband video compression and streaming technology, today announced that it has listed its shares on the American Stock Exchange under the symbol, ONT. The Board of Directors consists of Daniel Miller, David Silver, Jack L. Rivkin, an officer of Travelers Investment Group, Inc., a subsidiary of Citigroup Inc. (NYSE:C), Harry Edelson of Edelson Technology Partners, and Ajmal Khan of The Verus Group.

The Duck Corporation has been a leading developer of software-based video compression and streaming technology for more than seven years. Duck TrueMotion(R) technology has been licensed by Microsoft as a standard component of Windows 98 and Windows Media Player, by Sega, for use in the Saturn and Dreamcast video game systems, and by many leading video game and multi-media developers and publishers.

Post merger, The Duck Corporation became a subsidiary of On2.com Inc., a Colorado corporation. On2.com Inc. will be lead by former Duck President and Chief Executive Officer, Dan Miller. Former Duck executives, David Silver, Chief Operating Officer, and Barry Shereck, Chief Financial Officer, will also continue in their roles.

On2.com Inc. is leveraging its next-generation TrueMotion(R) VP3 video technology to launch the On2.com Broadband Network, the Internet's first collection of web channels designed exclusively for consumers with broadband access. The network will be available through broadband internet services, including cable modem, ADSL and direct broadcast satellite.

Commenting on the announcement, Dan Miller, President and Chief Executive Officer, said, "By entering the public markets, we have significantly increased our flexibility to pursue future funding. Our ASE listing is a key step in our strategy to rollout our technology into the broadband market. During the past seven years, we have emerged as a leading developer of software-based video compression and streaming technology for a host of high-quality platforms. With the ramp-up in the deployment of high-speed, broadband connections into the home, we now have an exceptional opportunity to leverage the power of our product directly to consumers through the Internet."

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Mr. Miller continued, "The futuristic visions that the public has about the potential capabilities of the Internet will now be realized. Beginning with our first channels, On2Movies, On2Music and On2Games, we will provide the Internet world with the only destinations exclusively providing full-motion, TV quality video content. On2.com marries the classic elements of TV with the interactivity of the Internet. By entering the broadband market at this early stage, we are focused on building a first-to-market leadership position in what is clearly the medium of the future."

On2.com's first offering, On2Movies, is scheduled to launch in late 1999. On2.com plans to launch On2Music and On2Games in early-2000. Each site will serve as a comprehensive information and entertainment destination showcasing full-motion, full-screen, TV-quality video content enhanced with hypertext links and hotspots. The channels will feature original programming, as well as programming produced in partnership with brand-name content partners.

About On2.com:

On2.com Inc. is leveraging its leading TrueMotion(R) VP3 video technology to develop the Internet's first network of web channels designed exclusively for consumers with broadband access. These initial channels, which will include On2Movies, On2Music and On2Games, blend TV quality video with the interactive capabilities of the Internet. TrueMotion(R) video compression technology was developed by The Duck Corporation, an On2.com subsidiary.

This release contains statements that constitute forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.

Contacts:

Investors:  Barry Shereck                         Chris Plunkett/Ryan Barr
            Chief Financial Officer               Brainerd Communicators, Inc.
            On2.com Inc.                          212-986-6667
            212-941-2400


Press:      Ann Travers
            Brainerd Communicators, Inc.
            212-986-6667


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